Exhibit 99.1

Vantage Energy Acquisition Corp. Announces Pricing of $480,000,000 Initial Public Offering

April 11, 2017 08:00 AM Eastern Daylight Time

IRVING, Texas--(BUSINESS WIRE)--Vantage Energy Acquisition Corp. (the “Company”), an energy-focused special purpose acquisition entity formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 48,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “VEACU” beginning April 11, 2017. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant enabling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Stock Market under the symbols “VEAC” and “VEACW,” respectively.

Citigroup, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 7,200,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, email: newyork.prospectus@credit-suisse.com; and Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, tel: (866) 471-2526, fax: (212) 902-9316, e-mail: prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities has been declared effective by the SEC on April 10, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For Vantage Energy Acquisition Corp.

Carolyn Flinchum, 972-432-1471

cflinchum@ngptrs.com